Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

QUALSTAR REPORTS FISCAL 2012 FIRST QUARTER RESULTS

SIMI VALLEY, Calif., November 10, 2011 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the first quarter of fiscal 2012 ended September 30, 2011.

Fiscal 2012 First Quarter Financial Results
Revenues for the first quarter of fiscal 2012 were $4.6 million, compared to $5.2 million for the same quarter of fiscal 2011, a decrease of $0.6 million or 11.8 percent.  Income from operations was $13,000 compared to $120,000 in the first quarter of fiscal 2011. Net income was $57,000 or $0.00 per basic and diluted share, compared to a net income of $167,000, or $0.01 per basic and diluted share for the first quarter of fiscal 2011.

Tape library segment revenues were $2.4 million for the first quarter, compared to $3.2 million in the first quarter of fiscal 2011, a decrease of $0.8 million, or 24.9 percent. Power supply segment revenues were $2.2 million for the quarter, compared to $2.0 million in the prior year quarter, an increase of $0.2 million, or 9.3 percent.

Gross profit decreased to $1.7 million, or 37.1 percent of net revenues, for the three months ended September 30, 2011, from $2.1 million, or 40.3 percent of net revenues, for the three months ended September 30, 2010.  The decrease in gross profit is attributed to a change in product mix.

Research and development (“R&D”) expenses for the first quarter of fiscal 2012 were $648,000, or 14.0 percent of revenues, compared to $707,000 or 13.5 percent of revenues, for the first quarter of fiscal 2011.  The decrease is due primarily to lower compensation expenses related to reductions in personnel. Sales and marketing expenses were $461,000, or 10.0 percent of revenues, compared to $636,000 or 12.1 percent of revenues, in the corresponding period last year.  The decrease in sales and marketing expenses is attributed to lower compensation expenses related to reductions in personnel and lower advertising and promotion expenses.  General and administrative expenses were $592,000 or 12.8 percent of revenues in the first quarter of fiscal 2012, compared to $649,000, or 12.4 percent of revenues, for the same period last year.  The decrease in general and administrative expense is due to lower bad debt expenses.

Cash, cash equivalents and marketable securities were $21.7 million at September 30, 2011, Inventory, net of reserves, at September 30, 2011 was $6.2 million, compared to $5.7 million at June 30, 2011.

Commenting on the Company’s business results, Bill Gervais, president and chief executive of Qualstar said, “We’re off to an encouraging start in fiscal 2012.  Our first quarter results reflected an uptick in revenues and gross profit to a level sufficient to provide a small profit. We shipped 12 XLS units in the quarter with total XLS related revenue coming in at $1.0 million.  And we benefitted from a pick-up in revenues from our new 10U, or RLS 8500 library series, as well as solid performance in our power supplies product line.”

Qualstar Corporation Conference Call
Company management will hold a conference call to discuss its fiscal 2012 first quarter results on Thursday, November 10, 2011 at 2:00 p.m. Pacific standard time (5:00 p.m. Eastern).  Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com.  Please go to the Website at least 15 minutes early to register, download and install any necessary audio software.  A replay of the Webcast will be available after the live conference call.  Additionally, participants can dial into the live conference call by calling 877-941-6009 or 480-629-9722.  An audio replay will be available through November 17, 2011, by calling 800-406-7325 or 303-590-3030, and entering access code 4486870.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service.  More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products.  The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission.  In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.

-Financial Tables to Follow-

QUALSTAR CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended Sept. 30,
	2011	2010

Net revenues	$4,624	$5,241

Cost of goods sold	2,910	3,129

Gross profit	1,714	2,112

Operating expenses:
Research and development	648	707
Sales and marketing	461	636
General and administrative	592	649
Total operating expenses	1,701	1,992

Income from operations	13	120

Investment Income	44	47

Income before income taxes	57	167

Benefit for income taxes	-	-

Net income	$57	$167

Earnings per share:
Basic and Diluted	$0.00	$0.01

Shares used to compute earnings per share:
Basic and Diluted	12,253	12,253

QUALSTAR CORPORATION
CONDENSED BALANCE SHEETS
 (In thousands)

	Sept. 30,	June 30,
	2011	2011
ASSETS	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$3,731	$4,970
Marketable securities, short-term	9,192	10,713
Receivables, net of allowance for doubtful accounts of $43 as of September 30, 2011 and $180 as of June 30, 2011	4,021	3,005
Inventories, net	6,167	5,673
Prepaid expenses and other current assets	399	312

Total current assets	23,510	24,673

Property and equipment, net	205	232
Marketable securities, long-term	8,802	6,981
Other assets	51	49

Total assets	$32,568	$31,935

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,744	$1,293
Accrued payroll and related liabilities	391	495
Other accrued liabilities	1,194	945

Total current liabilities	3,329	2,733

Other long-term liabilities	22	22
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of and September 30, 2011 and June 30, 2011	18,870	18,869
Accumulated other comprehensive income	17	38
Retained earnings	10,330	10,273
Total shareholders' equity	29,217	29,180

Total liabilities and shareholders' equity	$32,568	$31,935

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